Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

To the Savings Plan Committee
Zoetis Savings Plan:
We consent to the incorporation by reference in the Registration Statements on Form S-8 dated January 31, 2013 (File No. 333-186367), and June 25, 2013 (File No. 333-189573) of our report dated June 27, 2014, relating to the statement of net assets available for benefits of the Zoetis Savings Plan as of December 31, 2013, and the related statement of changes in net assets available for benefits for the period from June 20, 2013 (date of inception) to December 31, 2013, and the related supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 11-K of the Zoetis Savings Plan.

/s/ KPMG LLP

New York, New York
June 27, 2014

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